CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 (the “Amendment”) to the Registration Statement on Form N-14 (File No. 333-170585) of :
(i) our reports dated December 15, 2009, relating to the financial statements and financial highlights which appear in the October 31, 2009 Annual Reports to Shareholders of
•	Invesco Developing Markets Fund (formerly known as AIM Developing Markets Fund),

•	Invesco Global Health Care Fund (formerly known as AIM Global Health Care Fund) and,

•	Invesco Japan Fund (formerly known as AIM Japan Fund), three of the portfolios constituting AIM Investment Funds (Invesco Investment Funds), which are also incorporated by reference into the Amendment;
(ii) our report dated August 16, 2010, relating to the financial statements and financial highlights which appears in the June 30, 2010 Annual Report to Shareholders of Invesco Van Kampen Emerging Markets Fund, also one of the portfolios constituting AIM Investment Funds (Invesco Investment Funds), which are also incorporated by reference into the Amendment;
(iii) our report dated September 17, 2010, relating to the financial statements and financial highlights which appears in the July 31, 2010 Annual Report to Shareholders of Invesco Health Sciences Fund, also one of the portfolios constituting AIM Investment Funds (Invesco Investment Funds), which are also incorporated by reference into the Amendment.
We also consent to the references to us under the headings “Financial Highlights,” in the prospectuses and “Other Service Providers” in the statements of additional information which are incorporated by reference into the Amendment.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Houston, Texas
December 29, 2010